Volatility Shares Trust 485BPOS

Exhibit 99(h)(4)

Exhibit A

to the

Fund Administration Servicing Agreement

Separate Series of Volatility Shares Trust

Name of Series

Volatility Shares S&P 500 High Volatility Index ETF

1x Long VIX Futures Strategy K-1 Free ETF

Volatility Premium Plus ETF

2x Bitcoin Strategy ETF

2x Ether ETF